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                           PENNSYLVANIA TAX FREE PORTFOLIO


                          AMENDMENT TO DECLARATION OF TRUST

                                  February 23, 1993



              The undersigned, being a majority of the Trustees of the Portfolio, acting pursuant to Section 10.4 of ARTICLE X of the Declaration of Trust, do hereby:

              Change and amend Section 3.11 of ARTICLE III of the Declaration of Trust to read as follows:

                      "        3.11.  Further Powers.  The Trustees shall have
                      power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices, whether within or without the State of New York, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper, appropriate or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. The Trustees shall have full power and authority, in the name and on behalf of the Trust to engage in and to prosecute, defend, compromise, settle, abandon, or adjust by arbitration or otherwise, any actions, suits, proceedings, disputes, claims and demands relating to this Trust, and out of the assets of the Trust to pay or to satisfy any liabilities, losses, debts, claims or expenses (including without limitation attorneys' fees) incurred in connection therewith, including those of litigation, and such power shall include without limitation the power of the Trustees or any committee thereof, in the exercise of their or its good faith business judgment, to dismiss or terminate any action, suit, proceeding, dispute, claim or demand, derivative or otherwise, brought by any person, including a Holder in its own name or in the name of the Trust, whether or not the Trust or any of the Trustees may be named individually therein or the subject matter arises by reason of business for or on behalf of the Trust. Any determination as to what is in the interests of the Trust which is made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees shall not be
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                      required to obtain any court order in order to deal with
                      Trust Property."


              Change and amend Section 3.2 of ARTICLE III of the Declaration of Trust to add the following:

                      (c) Pennsylvania Tax Free Portfolio may invest in securities only for income earnings rather than trading for profit. Such Trust may not vary its investments, except to (1) eliminate unsafe investments and investments not consistent with the preservation of the capital or the tax status of the investments of the Trust; (2) honor redemption orders, meet anticipated redemption requirements and negate gains from discount purchases; (3) reinvest the earnings from securities in like securities; or (4) defray normal administrative expenses.



     Further, the undersigned do hereby declare and find that the foregoing changes and amendment are necessary and appropriate and do not have a materially adverse effect on the financial interest of the Holders of the Portfolio. Said Amendment shall take effect on the date set forth above.


     /s/Donald R. Dwight                        /s/Norton H. Reamer
     -------------------------------            --------------------------------
     Donald R. Dwight                           Norton H. Reamer


     /s/James B. Hawkes                         /s/John L. Thorndike
     -------------------------------            -------------------------------
     James B. Hawkes                            John L. Thorndike



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     Samuel L. Hayes, III                       Jack L. Treynor













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